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                                                             EXHIBIT 99


inTEST CORPORATION ANNOUNCES REVISED BOOKINGS FOR FIRST QUARTER 2000


CHERRY HILL, NEW JERSEY - July 26, 2000 - inTEST Corporation (NASDAQ:INTT) today announced that its previously reported bookings for the first quarter 2000 were understated by $1.3 million. Bookings for the first quarter 2000 were $23.1 million, rather than $21.8 million as previously reported. As previously reported, bookings for the second quarter 2000 were $25.3 million. Because of the increased bookings in the first quarter, the previously reported percentage increase in second quarter bookings over first quarter bookings was 10%, rather than 16% as previously reported.

inTEST Corporation is a leading independent designer, manufacturer and marketer of interface solutions and temperature management products that semiconductor manufacturers use in conjunction with automatic test equipment in the testing of integrated circuits. Headquartered in Cherry Hill, New Jersey, inTEST has manufacturing facilities in New Jersey, Massachusetts, California, the UK and Singapore and design, sales, service and support offices in New Jersey, Massachusetts, California, the UK, Japan, Singapore,
and Germany.   Design, sales, service and support is also provided by inTEST personnel located in Arizona, Texas and Oregon.